[LOGO UNIVERSAL INSURANCE HOLDINGS, INC.]


                   UNIVERSAL INSURANCE HOLDINGS, INC. PROVIDES
              CLARIFICATION ON PREMIUMS AND ASSOCIATED REINSURANCE
                     COSTS AND THE COMPANY'S CASH POSITION

FORT LAUDERDALE, FLA., MARCH 24, 2008 - UNIVERSAL INSURANCE HOLDINGS, INC. (COMPANY) (AMEX: UVE, a vertically integrated insurance holding company, issued the following statement to provide additional background regarding the fourth quarter decline in gross premiums written and premium rates reported in its year-end release and annual report, and to reconfirm disclosures regarding the Company's cash position. In earlier disclosures the Company reported that notwithstanding an increase in the policies in force, gross premiums written decreased 16.9 percent to $117.4 million in the fourth quarter of 2007 from $141.3 million in the same period of 2006 primarily because of a decline in premium rates.

In January 2007, the Florida legislature passed a law designed to reduce residential catastrophe reinsurance costs and requiring insurance companies to offer corresponding rate reductions to policyholders. The new law expanded the amount of reinsurance available from the Florida Hurricane Catastrophe Fund
(FHCF), which is a state-run entity providing hurricane reinsurance to residential insurers at premiums less than the private reinsurance market. The legislature intended for the new law to reduce residential insurers' reinsurance costs by allowing them to directly replace some of their private market reinsurance with less costly FHCF reinsurance. In addition, prices in the private reinsurance market have fallen as reinsurers have redeployed capital displaced by the expanded FHCF.

UPCIC, the Company's wholly-owned regulated insurance subsidiary, purchased the maximum additional coverage available to the Company under the expanded FHCF, allowing UPCIC to maximize its cost savings from the new law. UPCIC's mid-2007 rate reductions therefore reflected actual reductions in UPCIC's operating costs. In addition, UPCIC's private reinsurance costs in 2007 and its expected costs in 2008 are lower than were included in its rates prior to the 2007 legislation. Because UPCIC's reduction in rate levels has been commensurate with reduced expenses, the Company has been able to continue increasing its in force policies at acceptable profit margin levels.

The legislature also has implemented strategies to improve the ability of residential structures to withstand hurricanes. New construction must meet stronger building codes, and existing homes are eligible for an inspection program that allows homeowners to determine how their homes may be upgraded to mitigate storm damage. An increasing number of insureds are likely to qualify for insurance premium discounts as new homes are built and existing homes are retrofitted. These premium discounts result from homes' reduced vulnerability to hurricane losses due to the mitigation efforts, which UPCIC takes into account in its underwriting and profitability models.

Finally, with concerns about sub-prime related holdings dominating the market place over the past several months, the Company reconfirmed that it is not exposed to sub-prime related holdings.


ABOUT UNIVERSAL INSURANCE HOLDINGS, INC.
----------------------------------------
The Company is a vertically integrated insurance holding company. Through its subsidiaries, the Company is currently engaged in insurance underwriting, distribution and claims. UPCIC, which generates revenue from the collection and investment of premiums, is one of the top 5 writers of homeowners' insurance policies in the state of Florida and has aligned itself with well-respected service providers in the industry.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), and specifically to the Company's Form 10-KSB for the year ended December 31, 2007 for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
---------------------------------------------------------
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.


INVESTOR CONTACT:
-----------------

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com